UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2010

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Beginning April 13, 2010, representatives of Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) will be attending meetings with investors and analysts and expect to present some or all of the slides attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The information in this item of this report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item of this report.

Item 8.01	Other Events.

In connection with the presentation of the slides referred to above, the Company is updating certain previously-released COR-II, or NB-303, trial data for Contrave® (naltrexone SR/bupropion SR), pertaining to the percentage of patients losing greater than or equal to 5% of their body weight at week 56 and the percentage of patients losing greater than or equal to 10% of their body weight at week 56. The percentages previously reported did not apply the intended weighting to those patients re-randomized to Contrave32. Specifically, for modified intent-to-treat, last observation carried forward on treatment patients 50.5%, as opposed to 56.3%, lost greater than or equal to 5% of their body weight at week 56 and 28.3% of such patients, as opposed to 32.9%, lost greater than or equal to 10% of their body weight at week 56. For patients who completed 56 weeks of treatment 64.9%, as opposed to 75.8%, lost greater than or equal to 5% of their body weight at week 56 and 39.4%, as opposed to 48.2% lost greater than or equal to 10% of their body weight. The Company has confirmed that after these adjustments the primary and secondary endpoints continue to be met for the COR-II trial and that the revised percentages continue to meet the U.S. Food and Drug Administration’s (“FDA”) categorical efficacy benchmark for clinically significant weight loss.

***

By filing this Current Report on Form 8-K, the Company makes no admission as to the materiality of any information in this report. The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company’s filings with the SEC and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Orexigen cautions you that statements included in this report and the attached slides that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the efficacy and safety of Contrave® and Empatic™, the potential for, and timing of, acceptance or approval of the NDA submission for Contrave; the commercial and therapeutic potential of Contrave and Empatic; the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic; and the potential to enter into a collaboration or partnership relating to Contrave. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: continuing analyses of data from the Contrave Phase 3 trials, any other clinical trials of Contrave or Empatic; the FDA may not agree with the Company’s interpretation of efficacy and safety results; earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of an NDA for either product candidate; the potential for adverse safety findings relating to Contrave or Empatic to delay or prevent regulatory approval or commercialization, or result in product liability claims, including serious adverse events that are not characterized by clinical investigators as possibly related to Contrave or Empatic and adverse events associated with the individual components of Contrave or Empatic; the Company may be unable to enter into a collaboration or partnership relating to Contrave or Empatic for promotion to broad markets on attractive terms or at all; the third parties on whom Orexigen relies to assist with the commercialization or remaining development for Contrave or Empatic may not successfully carry out their contractual duties or obligations or meet expected deadlines; Orexigen and its licensors may be unable to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of these product candidates; and other risks described in the Company’s filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Slide Presentation, dated April 13, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: April 13, 2010	By:	/s/ GRAHAM K. COOPER
	Name:	Graham K. Cooper
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Slide Presentation, dated April 13, 2010